Exhibit 5.1

May 16, 2006

Reddy Ice Holdings, Inc.

8750 North Central Expressway, Suite 1800

Dallas, Texas  75231

Ladies and Gentlemen,

This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 5,278,797 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of Reddy Ice Holdings, Inc., a Delaware corporation (the “Company”), including 688,539 shares of Common Stock to cover over-allotments, if any. All of the shares of Common Stock to be registered pursuant to the Registration Statement are being offered by certain selling stockholders (the “Shares”). The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholders and Bear, Stearns & Co. Inc. and Lehman Brothers Inc. as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and the judicial decisions interpreting these laws.

We hereby consent to the use of our name under the caption “Validity of the Common Stock” in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP